[Scotia LOGO]

P.O. Box 247, St. Catharines, Ontario L2R 6T3

                                                               January 20, 1999.

Fantom Technologies Inc.
1110 Hansler Road
Welland, Ontario
L3B 5Sl

Dear Sirs:

    We are pleased to confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank") will make available to Fantom Technologies Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

    If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on February 12, 1999, after which date this offer will lapse.

     This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

                                         Yours very truly,


                                         /s/ R.W. Jeffery
                                         Manager



    The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:


FANTOM TECHNOLOGIES INC.
Name

By:   /s/ Stephen Doorey & Allen Millman
      --------------------------------------
Title:

Date:  1/29/99

                             TERMS AND CONDITIONS


CREDIT NUMBER:  01                               AUTHORIZED AMOUNT:  $15,000,000
--------------------------------------------------------------------------------

TYPE

     Revolving - Operating

PURPOSE

     General operating requirements

CURRENCY

     Canadian dollars and/or U.S. dollar equivalent thereof.

AVAILMENT

      The Borrower may avail the Credit by way of direct advances evidenced by Agreement re Operating Credit Line and/or Bankers' Acceptances in Canadian dollars (in minimum amounts of $500,000 and in multiples of $100,000 and having terms of maturity of 30 to 180 days without grace) and/or by way of direct advances evidenced by Demand Promissory Notes for U.S. Funds.

INTEREST RATE/FEES

     At Borrower's option:

     (CAD dollars) The Bank's Prime Lending Rate# from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's U.S. Dollar Base Rate# in Canada, from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's London Interbank Offer Rate (LIBOR), plus 3/4%# per annum, for periods of 1, 2, 3, 6 or 12 months, the rate to be established at 12:00 noon (London time) two (2) business days prior to each drawdown or rollover (Interest Adjustment Date) with interest payable monthly in arrears.

     (Bankers' Acceptances) The Bank's Corporate Bankers' Acceptance Fee#, (subject to revision at any time), subject to a minimum fee of $500 per transaction, payable at the time of each acceptance.

     #NOTE: Interest rate spread as outlined above, will be amended each quarter on January 1st,,April 1st, July 1st and October 1st, based on the Borrower's consolidated Debt: Tangible Net Worth (TNW) position as determined by the Borrower's quarterly consolidated financial statements 3 months prior (for example, pricing as at January 1st will be based on the quarterly financial statement as at September
            30th) based on the following pricing grid:

                                                                          Page 2

       Debt: TNW Level         Pricing
       ---------------         -------
       2.0:1 or below          Prime/BRCAN/CORPBA/LIBOR + 3/4%
       2.1:1 - 2.5:1           Prime + 1/4%/BRCAN + 1/4%/CORPBA + 1/4%/LIBOR + 1%
       2.6:1 - 3.0:1           Prime + 1/2%/BRCAN + 1/2%/CORPBA + 1/2%/LIBOR + 1 1/4%
       3.1:1 - 3.5:1           Prime + 3/4%/BRCAN + 3/4%/CORPBA + 3/4%/LIBOR + 1 1/2%
       Over 3.5:1              Prime + 1%/BRCAN + 1%/CORPBA + 1%/LIBOR + 1 3/4%

DRAWDOWN

   Direct advances are to be made in minimum multiples of $100,000.

REPAYMENT

   Advances are repayable on demand.

SPECIFIC SECURITY

       The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank to the extent not already obtained, is to be provided prior to any advances or availment being made under the Credit:

       Bankers' Acceptance Agreement.

       Agreement re Operating Credit Line.

CREDIT NUMBER 02                                  AUTHORIZED AMOUNT:  $4,000,000
--------------------------------------------------------------------------------

TYPE

   Revolving Term

PURPOSE

   To assist with capital expenditures

CURRENCY

   Canadian and/or U.S. dollar equivalent thereof.

AVAILMENT

   The Borrower may avail the Credit by way of direct advances evidenced by Term Promissory Notes and/or Bankers' Acceptances in Canadian dollars (in minimum amounts of $500,000 and in multiples of $100,000 and having terms of maturity of 30 to 180 days without grace) and/or Lease Agreements and/or Conditional Sales Contracts, with appropriate supporting documentation.

INTEREST RATE

    At Borrower's option:

    Direct Advances
    ---------------

    (CAD Dollars)   The Bank's Prime Lending Rate from time to time, plus 1/2%#
    per annum with interest payable monthly.

    (U.S. Dollars)   The Bank's U.S. Dollar Base Rate in Canada, from time to
    time, plus 1/2%# per annum with interest payable monthly.

    (U.S. Dollars)   The Bank's London Interbank Offer Rate (LIBOR), plus 1
    1/4%# per annum, for periods of 1, 2, 3, 6 or 12 months, the rate to be established at 12:00 noon (London time) two (2) business days prior to each drawdown or rollover (Interest Adjustment Date) with interest payable at the end of the LIBOR period or if the period is for more than 3 months, payable quarterly in arrears.

    (Bankers' Acceptances) The Bank's Corporate Bankers' Acceptance Fee, (subject to revision at any time), plus 1/2%# per annum, subject to a minimum fee of $500 per transaction, payable at the time of each acceptance.

    # NOTE:  Interest rate spread, as outlined above, will be amended each
    -------
             quarter on January 1st, April 1st, July 1st and October 1st, based on the Borrower's consolidated Debt: Tangible Net Worth (TNW) position as determined by the Borrower's quarterly consolidated financial statements 3 months prior (for example, pricing as at January 1st will be based on the quarterly financial statement as at September 30th.) based on the following pricing grid:

    Debt: TNW Level         Pricing
    ---------------         -------
    2.0:1 or below          Prime + 1/2%/BRCAN + 1/2%/CORPBA + 1/2%/LIBOR + 1 1/4%
    2.1:1 - 2.5:1           Prime + 3/4%/BRCAN + 3/4%/CORPBA + 3/4%/LIBOR + 1 1/2%
    2.6:1 - 3.0:1           Prime + 1%/BRCAN + 1%/CORPBA + 1%/LIBOR + 1 3/4%
    3.1:1 - 3.5:1           Prime + 1 1/4%/BRCAN + 1 1/4%/CORPBA + 1 1/4%/LIBOR + 2%
    Over 3.5:1              Prime + 1 1/2%/BRCAN + 1 1/2%/CORPBA + 1 1/2%/LIBOR
                            + 2 1/4%


    Lease and/or Conditional Sales Contracts
    ----------------------------------------

    The base payment applicable to each contract will be set on the commencement date of the contract based upon the Bank's Prime Lending Rate plus 1% per annum, or the Bank's U.S. Dollar Base Rate in Canada plus 1% per annum, calculated and payable monthly. The total periodic payment will be adjusted monthly with changes in the Bank's Prime Lending Rate.

     The Borrower has the option to fix the payments for the balance of the term of the contract provided that the Borrower is not then in default under any credits. This option must be exercised prior to the commencement of the last third of the initial term of the contract. Although the fixed rate will be set on the date notification is received by the Bank, the new rate will be effective on the next payment due date (provided the next payment due date is at least 10 days from receipt of the notice). A fee of $200 plus GST per occurrence is payable when this option is exercised. The fixed rate will be quoted on request/based on Scotia Leasing's Base Rate at the time the option to fix the rate is exercised plus 1.25% per annum, calculated and payable monthly.

STANDBY FEE

     A Standby Fee of 1/8% per annum on the daily unused portion of the Credit payable in Canadian dollars, continues to be payable monthly.

REPAYMENT

     Direct Advances
     ---------------

     Individual advances are repayable in 36 equal monthly instalments of principal commencing 30 days after drawdown.

     Scotia Lease/Conditional Sales Contracts
     ----------------------------------------

     Leases and/or conditional sales contracts are repayable in accordance with the terms and conditions of each respective lease or conditional sale contract as established and agreed to by Scotia Leasing. The maximum term of any such lease or conditional sale contract shall not exceed 5 years.

     Option to Convert to Non-Revolving Term Facility
     ------------------------------------------------

     The Borrower shall have the option up to one year to convert all outstanding direct advances to a Non-revolving facility based on an overall 5 year term and repayment. The interest rate applicable to Non-Revolving loans will be based on the Bank's Prime Lending Rate from time to time, plus 1% per annum with interest payable monthly.

PREPAYMENT

     Direct advances
     ---------------

     Provided 2 business days prior written notice has been given to the Bank, prepayment is permitted without fee, premium, bonus or penalty at any time in whole or in part.

     Prepayments are to be applied against instalments of principal in the inverse order of their maturities.

     Leases/Conditional Sales Contracts
     ----------------------------------

     Contracts are not cancellable, and no prepayments are permitted.

SPECIFIC SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank to the extent not already obtained, is to be provided prior to any advances or availment being made under the Credit:

          Chattel Mortgages/Lease Agreements/Conditional Sales Contracts covering equipment leased/financed.

          Comprehensive General Liability insurance for a minimum of $2,000,000 per occurrence with the Bank recorded as an additional named insured. All risks insurance covering the replacement value of the equipment with the Bank recorded as loss payee and additional named insured.

SPECIFIC CONDITION

      Until all debts and liabilities under the Credit have been discharged in full, the following condition will apply in respect of the Credit:

          Direct advances under the Credit are limited to 75% of invoice costs.


CREDIT NUMBER 03                                 AUTHORIZED AMOUNT:  $20,000,000
--------------------------------------------------------------------------------

TYPE

     Revolving Term - 364 days

PURPOSE

     General Operating requirements

CURRENCY

     Canadian and/or U.S. dollar equivalent thereof.

AVAILMENT

     The Borrower may avail the Credit by way of direct advances evidenced by Term Promissory Notes and/or Bankers' Acceptances in Canadian dollars (in minimum amounts of $500,000 and in multiples of $100,000 and having terms of maturity of 30 to 180 days without grace).

INTEREST RATE AND FEES

     At Borrower's option:

     (CAD dollars) The Bank's Prime Lending Rate# from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's U.S. Dollar Base Rate# in Canada, from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's London Interbank Offer Rate (LIBOR), plus 3/4%# per annum, for periods of 1, 2, 3, 6 or 12 months, the rate to be established at 12:00 noon (London time) two (2) business days prior to each drawdown or rollover (Interest Adjustment Date) with interest payable monthly in arrears.

     (Bankers' Acceptances) The Bank's Corporate Bankers' Acceptance Fee#, (subject to revision at any time), subject to a minimum fee of $500 per transaction, payable at the time of each acceptance.

     # NOTE:  Interest rate spread, as outlined above, will be amended each
       -----
              quarter on January 1st, April 1st, July 1st and October 1st, based on the Borrower's consolidated Debt: Tangible Net Worth (TNW) position as determined by the Borrower's quarterly consolidated financial statements 3 months prior (for example, pricing as at January 1st will be based on the quarterly financial statement as at September 30th) based on the following pricing grid:

     Debt: TNW Level          Pricing
     ---------------          -------
     2.0:1 or below           Prime/BRCAN/CORPBA/LIBOR + 3/4%
     2.1:1  -  2.5:1          Prime + 1/4%/BRCAN + 1/4%/CORPBA + 1/4%/LIBOR + 1%
     2.6:1  -  3.0:1          Prime + 1/2%/BRCAN + 1/2%/CORPBA + 1/2%/LIBOR + 1 1/4%
     3.1:1  -  3.5:1          Prime + 3/4%/BRCAN + 3/4%/CORPBA + 3/4%/LIBOR + 1 1/2%
     Over 3.5:1               Prime + 1%/BRCAN + 1%/CORPBA + 1%/LIBOR + 1 3/4%

STANDBY FEE

          A Standby Fee of 1/8% per annum on the daily unused portion of the Credit payable in Canadian dollars, continues to be payable monthly.

REPAYMENT

          The credit shall revolve and may be drawn up to 364 days after acceptance of this Commitment Letter. Upon expiry of the current 364 day term, advances under the credit are repayable in full unless renewed at the Bank's option.

     The Borrower shall have the option to request the Bank annually to extend the availability period for an additional year. The Borrower will make each such request before August 31st in each year and the Bank will reply after completion of the Annual Review.

     Option to Convert to Non-Revolving Term Facility
     ------------------------------------------------

     The Borrower shall have the option up to one year to convert all outstanding direct advances to a Non-revolving facility based on an overall 5 year term and repayment. The interest rate applicable to Non-Revolving loans will be based on the Bank's Prime Lending Rate from time to time, plus 3/4% per annum with interest payable monthly. Repayment either monthly or quarterly.

     The Borrower shall have the option to request the Bank annually to extend the availability period for an additional year. The Borrower will make each such request before August 31st in each year and the Bank will reply after completion of the Annual Review. This extension is at the Bank's option. [If the Revolving Term feature is renewed by the Bank (see Repayment above), the Option to Convert to a Non-Revolving facility will be reinstated for a further year inclusive of the 5 year repayment.]

PREPAYMENT (If converted to Non-Revolving Facility)

     Prepayment is permitted without fee, premium, bonus or penalty at any time in whole or in part.

     Prepayments are to be applied against installments of principal in the inverse order of their maturities.

CREDIT NUMBER  04                                AUTHORIZED AMOUNT:  $20,000,000
--------------------------------------------------------------------------------

TYPE

     Non-revolving

PURPOSE

     To assist with research and development expenditures.

CURRENCY

     Canadian and/or U.S. dollar equivalent thereof.

AVAILMENT

     The Borrower may avail the Credit by way of direct advances evidenced by Term Promissory Notes and/or Bankers' Acceptances in Canadian dollars (in minimum amounts of $500,000 and in multiples of $100,000 and having terms of maturity of 30 to 180 days without grace).

DRAWDOWN

      The unavailed portion of this Non-Revolving facility is subject to review at the end of five years (from date of acceptance).

INTEREST RATE AND FEES

     At Borrower's option:

     (CAD dollars) The Bank's Prime Lending Rate plus 1% per annum# from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's U.S. Dollar Base Rate plus 1% per annum# in Canada, from time to time, with interest payable monthly.

     (U.S. dollars) The Bank's London Interbank Offer Rate (LIBOR), plus 1 3/4%# per annum, for periods of 1, 2, 3, 6 or 12 months, the rate to be established at 12:00 noon (London time) two (2) business days prior to each drawdown or rollover (Interest Adjustment Date) with interest payable monthly in arrears.

     (Bankers' Acceptances) The Bank's Corporate Bankers' Acceptance Fee plus 1%#, (subject to revision at any time), subject to a minimum fee of $500 per transaction, payable at the time of each acceptance.

    # NOTE:  Interest rate spread, as outlined above, will be amended each
      -----
             quarter on January 1st, April 1st, July 1st and October 1st, based on the Borrower's consolidated Debt: Tangible Net Worth (TNW) position as determined by the Borrower's quarterly consolidated financial statements 3 months prior (for example, pricing as at January 1st will be based on the quarterly financial statement as at September 30th) based on the following pricing grid:

     Debt: TNW Level         Pricing
     ---------------         -------
     2.0:1 or below          Prime + 1%/BRCAN + 1%/CORPBA + 1%/LIBOR + 1 3/4%
     2.1:1  -  2.5:1         Prime + 1 1/4%/BRCAN + 1 1/4%/CORPBA + 1 1/4%/LIBOR + 2%
     2.6:1  -  3.0:1         Prime + 1 1/2%/BRCAN + 1 1/2%/CORPBA + 1 1/2%/LIBOR
                             + 2 1/4%
     3.1:1  -  3.5:1         Prime + 1 3/4%/BRCAN + 1 3/4%/CORPBA + 1 3/4%/LIBOR
                             + 2 1/2%
     Over 3.5:1              Prime + 2%/BRCAN + 2%/CORPBA + 2%/LIBOR + 2 3/4%

     Fixed Rate Options
     ------------------

     The Borrower has the option available to fix the interest rate for a maximum period of 8 years, providing the loan balance is $5,000,000 or more. Subject to availability, rates will be quoted on request. Based on today's prevailing rates, an indicative rate for a 8 year term would be 7.20%.

                                       or

     Subject to availability, and to execution of mutually satisfactory documentation, based on the Bank's standard International Swap Dealers Association (ISDA) Master Agreement and Schedule, incorporating all security held pursuant to this Commitment Letter, the Borrower shall have the option, available until December 31, 2003 (5 years) to enter into Interest Rate Swap transactions. The Swap transactions are limited to Canadian currency, for terms not exceeding 8 years. The aggregate amount of all outstanding transactions at any one time is not to exceed $20,000,000 Cdn. (Minimum availment $5,000,000 Cdn.).

STANDBY FEE

      A Standby Fee of 1/8% per annum on the daily unused portion of the Credit payable in Canadian dollars, continues to be payable monthly.

REPAYMENT

      Advances are to be repaid over an 8 year term. No principal payments are required in Years 1 and 2, followed by monthly repayment of the original principal amount as follows:

          Year 3:  5%
          Year 4:  10%
          Year 5:  15%
          Year 6:  20%
          Year 7:  25%
          Year 8:  25%

          (Quarterly payments at Borrower's option.)

PREPAYMENT

     Floating
     --------

     Prepayment is permitted without fee, premium, bonus or penalty at any time in whole or in part.

     Prepayments are to be applied against installments of principal in the inverse order of their maturities.

     Fixed
     -----

     Prepayment of any individual fixed advance in whole is permitted at any time on payment of an amount equal to the greater of:

     i) three months simple interest at the rate applicable to the loan on the entire principal amount; and

     ii) the amount, if any, by which the interest at the rate applicable to the loan exceeds interest at the prevailing rate at the time of prepayment calculated on the entire principal amount for the remaining term of the loan. The "prevailing rate at the time of prepayment" is defined as that rate at which the Bank would then lend to the Borrower, based on the same security, for the remaining term of the loan.

     Interest Rate Swap
     ------------------

     Any unwinding of a Swap transaction would be subject to the terms and conditions set out in the Master Agreement.

SPECIFIC CONDITION

     Until all debts and liabilities under the Credit have been discharged in full, the following conditions will apply in respect of the Credit:

          Each individual transaction in excess of $5,000,000 requires the Bank's prior written approval, which will not be unreasonably withheld. (Borrower to provide details of expenditure such as purpose, assets to be acquired, benefits to Borrower, long range impact, etc.)

CREDIT NUMBER:  05                                  AUTHORIZED AMOUNT:  $100,000
--------------------------------------------------------------------------------

TYPE

     Corporate VISA - Availment, interest rate and repayment as per Cardholder Agreement.

CREDIT NUMBER:  06
------------------

TYPE

     Forward Exchange Contracts, terms up to three years. Daily settlement limit $10,000,000.

CURRENCY

     U.S. dollars

AVAILMENT

     Subject to availability and execution of mutually satisfactory documentation, the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms up to three years.

     Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed $203,000,000 USD.

GENERAL FEES, SECURITY TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS
----------------------------------------------------------------------

FEES
----

     In addition to, and not in substitution for the obligations of the Borrower and the rights of the Bank upon the occurrence of an event of default herein, the Borrower shall pay to the Bank:

          A fee of $250 per month (or such higher amount as may be determined by the Bank from time to time) for each month or part thereof during which the Borrower is late in providing the Bank with financial or other information required herein;

     The imposition or collection of these fees does not constitute an express or implied waiver by the Bank of any event of default or of any of the terms or conditions of the lending arrangements, security or rights arising from any default. Fees may be charged to the Borrower's deposit account when incurred.

GENERAL SECURITY
----------------

     The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank to the extent not already obtained, is to be provided prior to any advances or availment being made under the Credits:

          General Assignment of Book Debts.

          Security under Section 427 of the Bank Act with appropriate insurance coverage, loss, if any, payable to the Bank.

          General Security Agreement over all present and future personal property, to incorporate "intellectual property" i.e., the Dual-Cyclonic technology with appropriate insurance coverage, loss if any, payable to the Bank.

          Updated/revised addendums or schedules will be required from time to time to enable the Bank to register all newly acquired assets, including intellectual property, patents, etc.

          Collateral Mortgage providing a first fixed charge over 1110 Hansler Road, Welland, Ontario, with replacement cost fire insurance coverage, loss, if any, payable to the Bank as mortgagee.

          Acknowledged Assignment and Direction To Pay under Export Development Corporation's (EDC) global insurance policy, loss, if any, payable to the Bank.

          Hypothecation of all common shares of the wholly owned or controlled subsidiaries detailed below under Guarantees.

          Guarantees given by the following (with corporate seals and resolutions as applicable) in the amounts shown:

               NAME                                               AMOUNT
               ----                                               ------
               Fantom Technologies USA Holdings Inc.#             Unlimited
               Fantom Technologies Direct Inc.#                   Unlimited
               Fantom Technologies USA Inc.#                      Unlimited
               Fantom Technologies Intellectual Property Inc.     Unlimited

        #  To be Supported By:

               General Assignment of Book Debts

               General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

               Hypothecation of all common shares in wholly owned or controlled subsidiaries now owned or to be owned.

GENERAL CONDITIONS
------------------

     Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

          Combined Operating loans and Bankers' Acceptances under Credit 01 and Credit 03 are not to exceed at any time the "Borrowing Base" which is defined as the aggregate of:

            75% good quality accounts receivable (inclusive of "Direct Response" accounts of Fantom Technologies Direct Inc. which are limited to a maximum allowance of $2,000,000) excluding accounts over 90 days, accounts due by employees, offsets and inter-company accounts plus 90% of all accounts receivable insured by the Export Development Corporation or an alternate insurer acceptable to the Bank, less security interests or charges against current assets held by other parties and specific payables (i.e. statutory deductions) which have or may have priority over the Bank's security, plus 30% of net inventory, less specific payables. Maximum advances against net inventory are limited to $7,500,000. The quality of uninsured accounts receivable in excess of $50,000 are to be supported by Bank/Credit reports satisfactory to the Bank.

          Net Inventory is defined as the sum of finished goods, raw materials and other categories, valued at the lower of cost or market, less unpaid inventory received from suppliers during the past 30 days.

          On a consolidated basis, the ratio of Debt (including deferred taxes) to Tangible Net Worth (TNW) is not to exceed 2.5:1.

          TNW is defined as the sum of share capital, minority interests in affiliates, earned and contributed surplus and postponed funds less
                                                                         ----
          (i) amounts due from officers/affiliates, (ii) investments in unconsolidated affiliates, and (iii) intangible assets in accordance with GAAP.

          On a consolidated basis, the ratio of current assets to current liabilities is to be maintained at all times at 1.1:1 or better.

          The ratio of EBITDA to interest expenses plus the current portion of long term debt and capital leases, calculated on a rolling four quarter basis, is to be maintained at all times at 1.5:1 or better.

          No new outside secured debt in excess of $500,000 is to be entered into by the company or any wholly owned/controlled subsidiaries without the Bank's prior written consent. The wholly owned/controlled subsidiaries are not to issue common or preferred stock which would result in the subsidiaries or the Borrower relinquishing control. If Fantom Technologies Inc. disposes of any part of its interest in a wholly owned/controlled subsidiary through a public offering, the proceeds of such offering will be used to pay any advances under Credit No. 4 unless otherwise agreed to by the Bank.

          Net proceeds in excess of $1,000,000 in aggregate from the sale of any capital assets (if not securing advances under Credit #2) are to be applied against outstanding loans under Credit #4.

          No mergers, amalgamations or significant change in the Borrower's line of business (from home care products/services) are permitted without the Bank's prior written consent. Consent not to be unreasonably withheld. Subject to annual review.

          Investments in and/or advances to unconsolidated affiliates or unconsolidated subsidiaries are not in aggregate to exceed $5,000,000 without the Bank's prior written consent. Consent not to be unreasonably withheld.

          Payment of dividends is permitted subject to the conditions outlined in this Commitment Letter being met both before and after such payments and upon the Borrower's ability to continue to meet the conditions during the ensuing year based on the annual financial statement projections as provided.

          The Bank is to be formally advised of any significant change in ownership of which the Borrower receives formal notification.

          At the Borrower's option, Montreal Trust is to be given the opportunity to be named Transfer Agent for the Borrower's shares.

          The Borrower is to provide written authorization for the Borrower and its Auditors to meet with Bank officials annually to discuss the Borrower's affairs with the right of the Borrower to be present at such meeting.

          Additional terms and conditions in Schedule A are to apply.

GENERAL BORROWER REPORTING CONDITIONS
-------------------------------------

     Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

          Annual Audited Consolidated Financial Statements of the Borrower within 120 days of the Borrower's fiscal year end, duly signed.

          Annual Prepared Unconsolidated Financial Statements of the Borrower and the Guarantors within 120 days of the Borrower's fiscal end, duly signed.

          Business Plan and Budget, including financial statement and cash flow projections covering the ensuing year are to be provided annually in conjunction with the year end financial statement reporting, to include Capital Expenditure Program. Annual budget as previously provided will suffice along with copy of 10K filing.

          Quarterly Unaudited Consolidated Interim Financial Statements of the Borrower, within 60 days of period end.

          Borrowing Base Calculation monthly, to include information on inventory, accounts receivable and accounts payable, within 30 days of period end.

          Aged Listing of Accounts Receivable and Accounts Payable upon request.

          Annual Officer's Certificate of the Chief Financial Officer, that the Borrower has not received notice that it is in default of the terms and conditions of its licence/technology agreements relative to the "Dual-Cyclonic" system within 120 days of the Borrower's fiscal year end.

          Listing of existing patents, certified by the Chief Financial Officer, upon request.

CONFLICTS
---------

      If there is any conflict or inconsistency between the provisions of this Commitment Letter and the provisions of any security or other agreements, documents or instruments delivered to the Bank in connection herewith, the provisions of this Commitment letter shall govern and apply.

                                   SCHEDULE A
                                   ----------

                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                   ------------------------------------------
                                 TO ALL CREDITS
                                 --------------

      (In the event of a conflict, the terms and conditions of any lease agreement and/or conditional sale contract supersede the terms and conditions in this Schedule A with regard to such leases and/or conditional sale contracts).

Calculation and Payment of Interest
-----------------------------------

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances made in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 day year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loans/advances.

Interest on Overdue Interest
----------------------------

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Indemnity Provision
-------------------

4. Applicable to all U.S. dollar credits. If the introduction of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or regulation, or compliance with any guideline from any central bank or other governmental authority (whether or not having the force of law) has the effect of increasing the cost to the Bank of performing its obligations hereunder or otherwise reducing its effective return hereunder or on its capital allocated in support of the credits, then the Bank shall give prompt written notice thereof to the Borrower and upon demand from time to time the Borrower shall compensate the Bank for such cost or reduction pursuant to a certificate reasonably prepared by the Bank.

     (a)  Prepayment without fee
          ----------------------

          In the event of the Borrower becoming liable for such costs, the Borrower shall have the right to cancel without fee, premium, bonus or penalty all or any unutilized portion of the affected credit (other than any portion in respect of which the Borrower has requested utilization of the credit in which case cancellation may be effected upon indemnification of the Bank for any reasonable funding breakage costs incurred by the Bank thereby), and to prepay, without fee or penalty the outstanding principal balance thereunder other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, such as a Letter of Credit, a Guarantee or a Bankers' Acceptance.

     (b)  Prepayment of Fixed Rate Advances
          ---------------------------------

          If any prepayment is made, for any reason, of an advance bearing a fixed rate of interest, including without limitation a LIBOR advance, the Borrower shall compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, such costs to be notified to the Borrower in a certificate reasonably prepared by the Bank. In the case of any fixed loan under Credit #4, any such cost shall be reduced by any amount paid to the Bank in respect thereof under the prepayment section of that credit.

Calculation and Payment of Bankers' Acceptance Fee
--------------------------------------------------

5. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Calculation and Payment of Standby Fee
--------------------------------------

6. Standby fees shall be calculated daily and payable monthly on the basis of a calendar year for Canadian dollar credits and on the basis of a 360 day year for U.S. dollar credits from the date of acceptance by the Borrower of this Commitment Letter.

Environment
-----------

7.  The Borrower agrees:

    (a) to obey in all material respects all applicable laws and requirements of any federal, provincial, or any other governmental authority which are material to the environment and the operation of the business activities of the Borrower and/or Guarantors taken as a whole;

     (b) to allow the Bank access at all reasonable times upon reasonable prior notice during nomal business hours to the business premises of the Borrower and/or Guarantors to monitor and inspect all property and business activities of the Borrower and Guarantors provided that such right of access shall be exercised so as not to interfere with the Borrower's or Guarantors' normal business operations;

     (c) to notify the Bank from time to time of any material change in business activity conducted by the Borrower and/or Guarantors which involves the use or handling of hazardous materials or wastes and which increases the environmental liability of the Borrower and/or Guarantors in any material adverse manner;

     (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower and/or Guarantors which increases the environmental liability of the Borrower or the Guarantor in any material adverse manner prior to any change occurring;

     (e) to provice the Bank with prompt written notice of any environmental incident which has a material adverse effect on the consolidated property, equipment, or business activities of the Borrower and its consolidated subsidiaries taken as a whole and with any other environmental information reasonably requested by the Bank from time to time;

     (f) to conduct all environmental investigations and remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities imposed by applicable law; and

     (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower and/or Guarantors that may be reasonably performed for or by the Bank from time to time pursuant to its right under subsection (f) above.

If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower and/or Guarantors or any of the property, equipment, or business activities of the Borrower and/or Guarantors has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower and/or Guarantors of the Bank's decision concerning the adverse change.

      If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's and/or Guarantors' compliance with applicable environmental or other regulations, the Borrower and/or Guarantors shall indemnify the Bank in respect of any such expenses reasonably incurred, which will constitute further advances by the Bank to the Borrower under this Agreement.

Notice of Drawdown/Payments/Prepayments
---------------------------------------

8. The Borrower shall give the Bank prior notice of a drawdown, payment or prepayment of any loan/advance three bank business days when the amount is $7 million dollars or more.

Initial Drawdown
----------------

9. The right of the Borrower to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any material adverse changes in the consolidated financial condition or the environmental condition of the Borrower and its consolidated subsidiaries taken as a whole.

Judgement Currency
------------------

10. The obligation of the Borrower and Guarantors hereunder to make payments in any currency of payment and account shall not be discharged or satisfied by any tender or recovery pursuant to any judgement expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of such currency of payment and account so payable and accordingly the obligation of the Borrower and guarantors shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of such currency of payment and account so payable and shall not be affected by any judgement being obtained for any other sums due hereunder.

Periodic Review
---------------

11. The obligation of the Bank to make further advances or other accommodation available under any Credits of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no material adverse change occurring in the consolidated financial condition or the environmental condition of the Borrower and its consolidated subsidiaries taken as a whole.

Evidence of Indebtedness
------------------------

12. The Bank's accounts, books and records constitute, in the absence of manifest error, prima facie evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration
------------

13. (a) All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

     (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs and is continuing and has not been waived:

          (i) the Borrower or any guarantor fails to pay when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of principal payable to the Bank under this Commitment Letter;

          (ii) The Borrower fails to pay when due any interest, fees, commissions or other amounts payable to the Bank under this Commitment Letter and such failure continues for 3 business days after receipt by the Borrower of notice from the Bank of such non-payment;

          (iii) there is a breach by the Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties, and such breach continues unremedied for 30 days after receipt by the Borrower of Notice from the Bank of such breach;

          (iv) any material breach occurs under any security listed in this Commitment Letter under the headings "Specific Security'' or "General Security'' or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party and such breach continues to be unremedied for 30 days after receipt by the Borrower of notice from the Bank of each breach;

          (v) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any Material guarantor and, if instituted against the Borrower or any Material guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution. A Material guarantor is defined as a guarantor whose consolidated assets or gross revenues represent more than 5% of the consolidated assets or gross revenue of the Borrower and its consolidated subsidiaries;

          (vi) a receiver is appointed over all or any substantial part of the property of the Borrower and its Consolidated Subsidiaries taken as a whole or any material judgement or material order or any material process of any court becomes enforceable against the Borrower or any Material guarantor or any property of the Borrower or any Material guarantor or any creditor takes possession of all or any substantial part of the property of the Borrower and its consolidated subsidiaries taken as a whole;

          (vii) any course of action is undertaken by the Borrower or any Material guarantor or with respect to the Borrower or any Material guarantor which would result in the Borrower's or Material guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any Material guarantor's assets without the Bank's prior written consent;

          (viii) any guarantee of indebtedness and liability under the Credit Line is withdrawn or determined by a court of competent jurisdiction to be invalid or otherwise rendered ineffective;

          (ix) any material adverse change occurs in the consolidated financial condition of the Borrower and its consolidated subsidiaries taken as a whole,

          (x) any material adverse change occurs in the environmental condition of:

                    (A) the Borrower and its consolidated subsidiaries taken as a whole; or

                    (B) the consolidated property, equipment, or business activities of the Borrower and its consolidated subsidiaries taken as a whole.

Costs
-----

14. All reasonable costs, including reasonable legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower and may be charged to the Borrower's deposit account 10 business days after a detailed invoice thereafter has been provided to the Borrower.

GENERAL ACCEPTED ACCOUNTING PRINCIPLES
--------------------------------------

      Where the character or amount of any asset or liability or terms of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Commitment Letter or any specific or general security document or other document of instrument issued or accepted by the Bank for the account of the Borrower, such determination or calculation shall, unless the parties otherwise agree, be made in accordance with generally accepted accounting principles applied on a consistent basis. "Generally accepted accounting principles" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, including those set out in the Handbook of the Canadian Institute of Chartered Accountants.

Notice
------

      Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery, by registered mail or by transmittal by facsimile addressed to the respective parties as follows:

      To the Borrower:

      Fantom Technologies Inc.
      1110 Hansler Road
      Welland, Ontario
      L3B 5SI

      Attention:  Chief Financial Officer
      Facsimile:  1-905-734-9955

      To the Borrower:

      The Bank of Nova Scotia
      P.O. Box 247
      St. Catharines, Ontario
      L2R 6T3

      Attention:  Manager
      Facsimile:  1-905-684-8445

      or to such other mailing or facsimile address as any party may from time to time notify the others in accordance with this provision. Any demand, notice of communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by registered mail, on the fifth business day following deposit thereof in the mail or, if made or given by facsimile on the first business day following the transmittal thereof. If the party making or giving such demand, notice or communication knows or ought reasonably to know of difficulties with the postal system which might affect the delivery of mail, any such demand, notice or communication shall not be mailed but shall be made or given by personal delivery or by facsimile.

(6) The terms and conditions of the Commitment Letter replace all previous commitments issued by the Bank to any of you. In the event of any conflict or inconsistency between the terms and conditions of any prior agreements between the Bank and any of you and the terms and conditions contained in the Commitment Letter and the Banking Documentation, the terms and conditions contained in the Commitment Letter and the Banking Documentation shall prevail.

The Bank acknowledges that each of you is entering into the Banking Documentation in reliance upon this agreement.


DATED this 14th day of April, 2000


THE BANK OF NOVA SCOTIA

Per: /s/    R.W. Jeffery
        -----------------------------
          Authorized Signatory

                                   SCHEDULE A

Fantom Technologies Inc.
------------------------

1.  Banker's Acceptances Agreement

2.  Agreement re Operating Line of Credit

3.  Promissory Note (Credit #2)

4.  Promissory Note (Credit #3)

5.  Promissory Note (Credit #4)

6.  Via Cardholder Agreement

7.  General Assignment of Book Debts

8.  Application for Credit and Promise to give Bank Act Security

9.  Notice of Intention to give Bank Act Security

10. Security under Section 427(1) of the Bank Act

11. Agreement as to Loans and Advances under the Bank Act

12. General Security Agreement

13. Collateral Mortgage over 1110 Hansler Road, Welland, Ontario

14. Acknowledged Assignment and Direction to Pay under Export Development Corporation's global insurance policy (loss payable to Lender)

15. Hypothecation

16. Power of Attorney to transfer securities


Fantom Technologies Direct, Inc.
--------------------------------
17. Guaranty

18. General Assignment of Book Debts

19. General Security Agreement

20. Hypothecation

21. Power of Attorney to transfer Securities


Fantom Technologies U.S.A. Holdings, Inc.
-----------------------------------------

22. Guaranty Agreement

TO:       FANTOM TECHNOLOGIES INC.
          FANTOM TECHNOLOGIES U.S.A. HOLDINGS INC.
          FANTOM TECHNOLOGIES DIRECT, INC.
          FANTOM TECHNOLOGIES U.S.A. INC.
          FANTOM TECHNOLOGIES INTELLECTUAL PROPERTY INC.

RE: Commitment Letter dated January 20, 1999 between The Bank of Nova Scotia and Fantom Technologies Inc.
--------------------------------------------------------------------------------

Reference is made to the captioned commitment letter (the "Commitment Letter") and the guarantees, security agreements and other documents entered into by each of you in favour of The Bank of Nova Scotia (the "Bank") pursuant to the Commitment Letter, including, without limitation, those agreements listed in the attached Schedule A (collectively the "Banking Documentation").

The Bank agrees with each of you as follows:

(1) Unless an Event of Default under the Commitment Letter has occurred and is continuing, the Bank will not contact customers and account debtors or others with whom you conduct business or have dealings to enforce any security under the Banking Documentation.

(2) Unless an Event of Default under the Commitment Letter has occurred and is continuing, the Bank will not require any of you to hold any money received by you separate and apart from your other monies or in trust for the Bank.

(3) Unless an Event of Default under the Commitment Letter has occurred and is continuing, the Bank will permit any of you or any of your subsidiaries to make payments to any of you or your subsidiaries (whether payment of dividends, payment of intercorporate accounts or otherwise), and will not prohibit any of you or your subsidiaries from receiving any such payments.

(4) Unless an Event of Default under the Commitment Letter has occurred and is continuing, the Bank will not act on any power of attorney contained in the Banking Documentation.

(5) In the event of any conflict or inconsistency between the terms and conditions of any Banking Documentation and the terms conditions contained in the Commitment Letter (including without limitation reporting and other additional obligations, covenants relating to environmental matters, occurrences or circumstances constituting events of default, enforcement or the manner of giving notice), the terms and conditions of the Commitment Letter shall prevail and the conflicting or inconsistent terms and conditions of the Banking Documentation shall be superceded to the extent necessary to give full force and effect to the Commitment Letter.

                                     -2-
23.  Security Agreement

24.  Pledge Agreement

25.  Stock Transfer Power


Fantom Technologies U.S.A. Inc.
-------------------------------

26.  Guarantee

27.  Security Agreement


Fantom Technologies Intellectual Property, Inc.
-----------------------------------------------

28.  Guaranty Agreement

29.  Security Agreement